Exhibit 99.1

CONTACT:

The Boyds Collection, Ltd.

Joseph E. Macharsky, Chief Financial Officer

717-633-9898 x2151

THE BOYDS COLLECTION REPORTS FINANCIAL RESULTS FOR

2005 FIRST QUARTER

Gettysburg, PA, May 12, 2005 — The Boyds Collection, Ltd. (NYSE: FOB) today announced its financial results for the first quarter, ended March 31, 2005, and reported the impact of two non-cash charges.

First Quarter Results

In the first quarter of 2005, net sales were $18.5 million compared to $26.3 million in the first quarter of 2004.  This 30% decline was attributable to a decline in wholesale net sales to $15.2 million in the first quarter of 2005, a 37% decrease from $24.2 million in the first quarter of 2004.  The decline in the wholesale net sales can be primarily attributed to the 44% decline in wholesale bookings (cancelable orders) in the fourth quarter of 2004 due to continued gift and specialty sector weakness and the restructuring of the Company’s sales force in late October of 2004.  At the end of the first quarter, the bookings were down 22% compared to the year-ago period.

Jan L. Murley, Chief Executive Officer, said, “The trends we are seeing in the business support the rationale of our comprehensive sales force restructuring, which is designed to best match our resources with the opportunities in the various tiers of retailers in our industry.  Specifically, as we have implemented the sales force transition, we have achieved growth in bookings in our medium-size and larger field accounts and ordering capacity for smaller accounts has continued to decline.  We were, however, disappointed that certain of our National Accounts struggled in the first quarter, as weakness they experienced in the 2004 holiday season caused them to reduce early spring season buy-ins.”

“Despite the difficult environment, there were certain bright spots in the early part of the year, including our recently announced licensing agreement under which Boyds will create M&M’S ® Brand Characters in both plush and resin products. Building on our successful licensing agreement with NASCAR, this agreement marks an exciting next step in our efforts to align Boyds with premier brands in order to broaden our consumer appeal and retail presence.”  The Company expects to begin delivering M&M/Boyds products to stores late in the year.

Net sales in the retail segment increased to $3.3 million, or 57%, in the first quarter of 2005 from $2.1 million in the first quarter of 2004. Sales in the first quarter of 2005 include the contribution of the second Boyds Bear Country™ in Pigeon Forge, Tennessee, which opened in November 2004. On a comparable store basis, retail sales declined 10% versus the year-ago quarter, reflecting the impact of poor weather and lower tourist traffic in Gettysburg.

Ms. Murley continued, “We continue to focus on improving sales performance from our Gettysburg store and in both locations we have increased exclusive product offerings and family and collector-focused marketing programs and events in order to maximize both tourist and local traffic.  The first quarter represents approximately only 10% of annual retail sales, so we will intensify these efforts as the year progresses to capitalize on retail opportunities in the higher retail sales quarters.”

The Company reported a net loss of $77.3 million, or a loss of $1.31 per diluted share, in the first quarter of 2005 compared to a net income of $2.8 million, or $0.05 per diluted share, in the comparable 2004 period.  The decline in net income was due primarily to the $74.2 million impact of two non-cash charges discussed below, lower sales, a $1.4 million increase in the charge for inventory obsolescence, $1.1 million in increased interest charges and  amortization of deferred financing costs, and $0.3 million of costs associated with the operation of the Pigeon Forge store.  Excluding the impact of the two non-cash charges described below, net loss would have been $3.1 million.

Cash used in operating activities in the three months of 2005 was approximately $5.9 million compared to $5.4 million in cash provided by operations in the year-ago period.  In the three months of 2005, the Company had a net increase of approximately $12.5 million of debt and invested approximately $0.4 million of cash in property and equipment.  In the three months of 2004, the Company repaid approximately $3.5 million of debt and invested approximately $1.9 of cash, of which $1.6 million related to the building of Boyds Bear CountryTM-Pigeon Forge.

Ms. Murley concluded, “Our focus at Boyds is to most effectively utilize our resources in order to expand both our wholesale business and the sales performance in our stores, while maintaining vigilant attention to our cost structure.  In this first quarter, we have initiated plans which we would expect to result in an additional reduction of approximately $4 million of costs in the calendar year 2005.”

Non-Cash Charges

The Company also announced today that it has recorded the impacts of two non-cash charges totaling $74.2 million.  These charges include an increase in the Company’s valuation allowance against its deferred tax assets of approximately $71.6 million and a $2.6 million write down of goodwill.

Before the additional valuation allowance, the Company had deferred tax assets of approximately $164.9 million as of March 31, 2005, consisting of tax carryforwards that will expire from 2023 until the end of 2033. The recovery of the deferred income tax assets is contingent upon applicable tax laws and future taxable income.  In the first quarter of 2005, the Company recorded tax expense of $71.6 million as a result of recording an additional valuation allowance against its deferred tax assets. This valuation allowance results from reduced estimates by management of future taxable income in each of the federal, state and foreign tax jurisdictions during the carry forward period and the conclusion by management that it is no longer more likely than not that this amount of deferred tax assets will be realized under the criteria of SFAS No. 109, Accounting for Income Taxes.  The Company will continue to evaluate the need for further valuation allowances under this criteria.  The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income in each of the federal, state, and foreign tax jurisdictions, during the carry forward period are further reduced.  Such further adjustments could be significant.

As a result of the Company’s annual impairment test completed in the first quarter of 2005, as required by SFAS No. 142, Goodwill and Other Intangible Assets, the Company recorded an impairment loss of $2.6 million to reduce the carrying value of its goodwill to zero. The goodwill that was carried on the Company’s books related to the acquisitions of J&T Design Imaginations (2002) and HC Accents (1998). The impairment was due to the wholesale segment’s operating performance.

About The Boyds Collection

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — “The world’s most humongous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and the  industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the 2005 first quarter.  To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. (ET) today.  A replay of the webcast will be archived on the site through 8:00 pm (ET) on Thursday, May 26, 2005

— TABLES FOLLOW —

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2005

Net Sales
Wholesale	$24.2	$15.2
Retail	2.1	3.3
Total	26.3	18.5
Gross Profit	15.9	8.4
Selling, General & Administrative Expenses	9.9	10.7
Goodwill Impariment	—	2.6
Income (Loss) from Operations	6.0	(4.9)
Other (Expense)	(0.1)	(0.1)
Interest Expense - Net	1.1	2.2
Income (Loss) before Provision for Income Taxes and Extraodinary Items	4.8	(7.2)
Provision for Income Taxes	2.0	70.1
Net Income (Loss)	$2.8	$(77.3)

Net Income (Loss) per Share	$0.05	$(1.31)
Weighted Average Shares Outstanding	59.0	59.0

Net Income (Loss) per Share, assuming dilution	$0.05	$(1.31)
Weighted Average Shares Outstanding, assuming dilution	59.0	59.1

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and March 31, 2005

(unaudited)

	December 31,	March 31,
	2004	2005
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$354	$3,157
Accounts receivable, net	8,581	9,587
Inventory - primarily finished goods, net	13,462	15,325
Inventory in transit	2,666	320
Other current assets	854	828
Income taxes receivable	—	647
Deferred income taxes	19,485	19,485
Total current assets	45,402	49,349

PROPERTY AND EQUIPMENT - NET	35,081	34,910

OTHER ASSETS:
Deferred debt issuance costs	645	4,068
Deferred tax asset	145,435	74,314
Other assets	2,997	416
Total other assets	149,077	78,798

TOTAL ASSETS	$229,560	$163,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,420	$2,518
Accrued expenses	5,708	4,669
Income tax payable	474	—
Interest payable	570	2,026
Total current liabilities	11,172	9,213

LONG-TERM DEBT	75,142	87,592

TOTAL STOCKHOLDERS’ EQUITY	143,246	66,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$229,560	$163,057